EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contacts:

David Carlson	Michael Newman	Erin Patterson
Executive Vice President and	Investor Relations	Public Relations Manager
Chief Financial Officer	StreetConnect, Inc.	LaCrosse Footwear, Inc.
LaCrosse Footwear, Inc.	800-654-3517	503-262-0110 ext. 1393
503-262-0110 ext. 1331	BOOT@stct.com	epatterson@lacrossefootwear.com
LACROSSE FOOTWEAR REPORTS
SECOND QUARTER RESULTS
Strong Year-over-Year Growth in Sales, Operating Income and Cash
Portland, Ore.—July 30, 2007 — LaCrosse Footwear, Inc. (Nasdaq/NMS: BOOT), a leading provider of branded work and outdoor footwear, today reported results for the second quarter ended June 30, 2007.
For the second quarter of 2007, LaCrosse reported consolidated net sales of $24.9 million, up 14% from $21.8 million in the second quarter of 2006. For the first half of 2007, consolidated net sales were $48.6 million, up 12% from $43.2 million in the same period of 2006.
Operating income was $1.4 million in the second quarter of 2007, up 44% from $1.0 million in the second quarter of 2006. For the first half of 2007, operating income was $2.3 million, up 45% from $1.6 million in the same period of 2006.
Net income was $1.0 million or $0.15 per diluted share in the second quarter of 2007, compared to $1.2 million or $0.19 per diluted share in the second quarter of 2006, which included an income tax benefit for research and development of approximately $0.5 million or $0.08 per diluted share. For the first half of 2007, net income was $1.6 million or $0.25 income per diluted share, comparable to the same period in 2006.
Sales to the work market were $13.2 million for the second quarter of 2007, up 6% from $12.5 million for the same period of 2006. Year-over-year growth in work sales reflects continued penetration into a variety of general and specialized work boot markets. Sales to the outdoor market were $11.8 million for the second quarter of 2007, up 26% from $9.4 million for the same period of 2006. Year-over-year growth in the outdoor market primarily reflects increased penetration into the hunting and rugged outdoor boot markets.
The Company continued to maintain strong gross margins. For the second quarter of 2007, its gross margin was 39.2% of net sales, compared to 39.8% in the same period of 2006. While the success of new products and price increases in recent periods have continued to strengthen gross margins, this trend was offset in the second quarter of 2007 by an increase in inventory reserves.

LaCrosse’s total operating expenses were $8.3 million or 33% of net sales in the second quarter of 2007, compared to $7.7 million or 35% of net sales in the second quarter of 2006. While operating expenses grew at a slower rate than net sales, the year-over-year increase primarily reflects added marketing and product development expenses, and expenses related to the Company’s new Portland office.
During the second quarter of 2007, the Company paid cash dividends totaling $0.9 million to its shareholders of record as of the close of business on May 31, 2007. At the end of the second quarter of 2007, LaCrosse had cash and cash equivalents of $13.9 million, up 9% from $12.7 million at the end of 2006 and up 20% from $11.6 million at the end of the second quarter of 2006.
“We are pleased with our execution and financial performance for the second quarter, and see strong momentum going into the second half of the year,” said Joseph P. Schneider, president and CEO of LaCrosse Footwear, Inc. “Our sales growth continued to be driven by the success of our new fall product lines and our ability to meet at-once demand to capitalize on favorable weather conditions. We continued to maintain our strong gross margins, moderate our operating expenses as a percent of sales and leverage our operating model, and to strengthen our balance sheet.”
“We are particularly encouraged by the positive customer response to our new spring lines of Danner and LaCrosse products. Our spring 2008 lines offer far more breadth and depth, with exciting new products for every climate, every season and every part of the day, on the job or in the field. We are well-positioned to increase our brand equity and capture market share in work and outdoor markets by continuing to focus on target markets where our premium products, innovative technology and outstanding customer service create opportunities for sustainable and profitable growth.”
LaCrosse will host a conference call today, July 30, 2007, to discuss its financial results at 2:00 PM Pacific (5:00 PM Eastern). A broadcast of the conference call will be available at www.lacrossefootwearinc.com under “Investor Events” or by calling 800-218-8862 or +1 303-262-2211. A 48-hour replay will be available by calling 800-405-2236 or +1 303-590-3000 (Reservation No. 11093079). A replay will also be available on the Company’s Web site.
About LaCrosse Footwear, Inc.
LaCrosse Footwear, Inc. is a leading developer and marketer of branded, premium and innovative footwear for expert work and outdoor users. The Company’s trusted Danner® and LaCrosse® brands are distributed domestically through a nationwide network of specialty retailers and distributors, and internationally through distributors and retailers in Asia, Europe and Canada. Work customers include people in law enforcement, agriculture, firefighting, construction, industry, military services and other occupations that need high-performance and protective footwear as a critical tool for the job. Outdoor customers include people active in hunting, outdoor cross training, hiking and other outdoor recreational activities. For more information about LaCrosse Footwear products, please visit our Internet websites at www.lacrossefootwear.com and www.danner.com. For additional investor information, see our corporate website at www.lacrossefootwearinc.com.

Forward-Looking Statements
All statements, other than statements of historical facts, included in this release, including without limitation, statements regarding our future financial position, business strategy, budgets, projected costs, goals and plans and objectives of management for future operations, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” will,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “believe,” “continue,” or “target” or the negative thereof or variations thereon or similar terminology. All forward-looking statements made in this release are based on information presently available to our management. Although we believe that the expectations reflected in forward-looking statements have a reasonable basis, we can give no assurance that these expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. These risks and uncertainties include, but are not limited to:
•	We conduct a significant portion of our manufacturing activities and a certain portion of our net sales occurs outside the U.S., and, therefore, we are subject to the risks of international commerce.

•	Our products generally enter the U.S. through ports on the West Coast. Any work stoppages or labor slow downs or other capacity issues may disrupt product deliveries and shipments to customers.

•	The majority of our third party manufacturers are concentrated in China. Any adverse political, or governmental relations, including duties, and quotas, internally within China or externally with the United States could result in material adverse disruptions in our supply of product to customers.

•	We are subject to risk associated with foreign currency fluctuations (particularly with respect to the Euro and Chinese Renminbi). Such currency fluctuations may have an adverse effect on our product costs and ultimately on demand for our products.

•	If we do not accurately forecast consumer demand, we may have excess inventory to liquidate or have greater difficulty filling our customers’ orders, either of which could adversely affect our business.

•	The continued consolidation of retailers, and their capital requirements to fund growth, increases and concentrates our credit risk.

•	Our business is substantially affected by the weather, and sustained periods of warm and/or dry weather can negatively impact our sales.

•	A decline in consumer spending due to unfavorable economic conditions could hinder our product revenues and earnings.

•	Because we depend on third party manufacturers, we face challenges in maintaining a timely supply of goods to meet sales demand, and we may experience delay or interruptions in our supply chain, and any shortfall or delay in the supply of our products may decrease our sales and have an adverse impact on our customer relationships.

•	Failure to efficiently import foreign sourced products could result in decreased margins, cancelled orders and unanticipated inventory accumulation.

•	Labor disruptions or disruptions due to natural disasters or casualty losses at one of our three distribution facilities or our domestic manufacturing facility could have a material adverse effect on our operations.

•	Our financial success may be limited by the strength of our relationships with our retail customers and by the success of such retail customers.

•	We face significant competition and if we are unable to compete effectively, sales of our products may decline and our business could be harmed.
You should consider these important factors in evaluating any statement contained in this release and/or made by us or on our behalf. For more information concerning these factors and other risks and uncertainties that could materially affect our consolidated financial results, please refer to Part I, Item 1A – Risk Factors, of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as may be updated or amended in our 2007 quarterly reports on Form 10-Q, which information is incorporated herein by reference. The Company undertakes no obligation to update or revise forward-looking statements to reflect the occurrence of future events or circumstances.

LaCrosse Footwear, Inc.
Condensed Consolidated Statements of Income
(Amounts in thousands, except per share amounts)
(Unaudited)

	Quarter Ended		First Half Year Ended
	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006
Net sales	$24,929	$21,822	$48,619	$43,223

Cost of goods sold	15,160	13,138	29,240	26,155

Gross profit	9,769	8,684	19,379	17,068

Operating expenses	8,335	7,688	17,114	15,509

Operating income	1,434	996	2,265	1,559

Non-operating income	93	85	213	135

Income before income taxes	1,527	1,081	2,478	1,694

Income tax provision (benefit)	551	(98)	898	123

Net income	$976	$1,179	$1,580	$1,571

Net income per common share:
Basic	$0.16	$0.20	$0.26	$0.26
Diluted	$0.15	$0.19	$0.25	$0.25

Weighted average number of common shares outstanding:
Basic	6,082	6,020	6,069	6,009
Diluted	6,349	6,213	6,323	6,196

Supplemental Product Line Information
Work Market Sales	$13,161	$12,463	$28,579	$26,108
Outdoor Market Sales	11,768	9,359	20,040	17,115

	$24,929	$21,822	$48,619	$43,223

LaCrosse Footwear, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands)

	June 30,	December 31,	July 1,
	2007	2006	2006
Assets:	(Unaudited)		(Unaudited)
Current Assets:
Cash and cash equivalents	$13,854	$12,702	$11,582
Trade accounts receivable, net	18,254	19,912	14,787
Inventories	27,094	22,038	23,804
Prepaid expenses and other	1,150	987	871
Deferred tax assets	1,366	1,223	1,349

Total current assets	61,718	56,862	52,393

Property and equipment, net	5,165	5,442	4,837
Goodwill	10,753	10,753	10,753
Other assets	465	476	829

Total assets	$78,101	$73,533	$68,812

Liabilities and Shareholders’ Equity:
Current Liabilities:
Accounts payable	$10,176	$5,427	$7,175
Accrued compensation	1,760	3,183	1,596
Other accruals	1,777	1,575	1,379

Total current liabilities	13,713	10,185	10,150

Long-term debt	450	506	562
Deferred revenue	150	169	150
Compensation and benefits	3,593	4,041	4,061
Deferred tax liabilities	1,338	1,288	1,282

Total liabilities	19,244	16,189	16,205

Total shareholders’ equity	58,857	57,344	52,607

Total liabilities and shareholders’ equity	$78,101	$73,533	$68,812

LaCrosse Footwear, Inc.
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	First Half Year Ended
	June 30,	July 1,
	2007	2006
Cash flows from operating activities:
Net income	$1,580	$1,571
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	854	852
Loss on disposal of property and equipment	65	—
Stock-based compensation expense	295	299
Deferred income taxes	(93)	116
Changes in assets and liabilities:
Trade accounts receivable	1,658	1,897
Inventories	(5,056)	1,061
Accounts payable	4,749	1,773
Accrued expenses and other	(1,691)	(343)

Net cash provided by operating activities	2,361	7,226

Cash flows used in investing activities:
Purchases of property and equipment	(706)	(2,579)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	562
Proceeds from exercise of stock options	411	260
Cash dividends paid	(914)	—

Net cash provided by (used in) financing activities	(503)	822

Net increase in cash and cash equivalents	1,152	5,469

Cash and cash equivalents:
Beginning of period	12,702	6,113

End of period	$13,854	$11,582